Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

China Carbon Graphite Group, Inc.
Carson City, Nevada

We hereby consent to the use in the Prospectus constituting a part of Amendment No. 2 of China Carbon Graphite Group, Inc Registration Statement on Form S-1 of our audit report dated April 15, 2011, relating to the consolidated financial statements of China Carbon Graphite Group, Inc. as of December 31, 2010, 2009, and the related statements of income, changes in stockholders’ equity and cash flows for the years then ended, which appears in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO China Li Xin Da Hua CPA Co., Ltd.

Shenzhen, P.R. China

August 9, 2011